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PART II, ITEM 6, EXHIBIT 11.


                               EGAN SYSTEMS, INC.
                       COMPUTATION OF PER SHARE EARNINGS


                                                                                         Six Months Ended
                                                                                              June 30,
                                                                                              --------
                                                                                    1997                       1996
                                                                                    ----                       ----
Net income (loss) applicable to common stock                                  $       33,089             $       (9,074)
                                                                              ==============             ==============


Outstanding shares - common stock at January 1,                                   10,185,000                 10,185,000


Dilutive effect of stock options and warrants                                      8,691,500                     -


Weighted average shares issued during period                                         999,000                     -
                                                                              --------------             --------------


Weighted average common shares outstanding -
 primary and fully diluted - June 30,                                             19,875,500                 10,185,000
                                                                              ==============             ==============


Net income (loss) per common share -
 primary and fully diluted - June 30,                                         $         0.00             $         0.00
                                                                              ==============             ==============





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